As filed with the U.S. Securities and Exchange Commission on March 18, 2013

Registration No. 333-156736

Filed January 15, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	54-1532044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 North Central Avenue

Staunton, Virginia 24401

(540) 886-0796

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Community Financial Corporation

38 North Central Avenue

Staunton, Virginia 24401

(540) 886-0796

(Name, address, including zip code, and telephone number, including area code, of agent for service for Registrant)

with copies to:

Charles D. Dunbar, Esq.

Elizabeth Osenton Lord, Esq.

Jackson Kelly PLLC

500 Lee Street, East, 16th Floor

Charleston, West Virginia 25301

(304) 340-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment hereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Community Financial Corporation (the “Company”) is filing this Post-Effective Amendment No. 2 in order to deregister certain securities that were previously registered by the Company pursuant to the following Registration Statement on Form S-3 (the “Registration Statement”):

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Registration Statement No. 333-156736 filed with the Securities and Exchange Commission on January 15, 2009, relating to the registration of 351,194 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) underlying a warrant issued to the U.S. Department of the Treasury (the “Warrant”) to purchase the Common Stock of the Company issuable upon exercise of the Warrant (the “Warrant Shares”). That Registration Statement also related to the registration of the Warrant.

Pursuant to the Agreement and Plan of Merger, dated as of August 2, 2012, by and among the Company, Community Bank, City Holding Company (“City Holding”) and City National Bank of West Virginia (“City National”) (the “Agreement”), the Company was merged with and into City Holding, effective at 12:01 a.m. on January 10, 2013 (the “Merger”), and Community Bank, the wholly-owned subsidiary of the Company, was merged with and into City National, the wholly-owned subsidiary of City Holding.

In connection with the Merger, the Company cancelled the Warrant and terminated any offering of the Warrant Shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, City Holding, as the successor to the Company by virtue of the Merger and on behalf of the Company, hereby amends the Registration Statement to remove from registration the Warrant and the Warrant Shares registered but remaining unsold as of the date hereof, if any, under the Registration Statement and to terminate the effectiveness of the Registration Statement.

This Post Effective Amendment is being filed to deregister all of the Warrant Shares totalling 351,194 shares of Common Stock. The Warrant was cancelled and is no longer outstanding and this Post Effective Amendment is also being filed to also deregister the Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, West Virginia, on March 18, 2013.

CITY HOLDING COMPANY
(as Successor to Community Financial Corporation via Merger)

By:	/s/ David L. Bumgarner
David L. Bumgarner
Chief Financial Officer

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